Exhibit 10(x)

MANAGEMENT EMPLOYMENT AGREEMENT

The following is hereby entered into between Galen S. Lemar (thereafter known as “Executive”) and Cybex International, Inc. together with its subsidiary corporations hereinafter known as the “Company” and having its principal offices at 10 Trotter Drive, Medway, MA 02053.

1.	DUTIES AND RESPONSIBILITIES

Lemar agrees to hold the position of President of Cybex Capital Corporation/Sr Vice President of Cybex International and shall be directly responsible to John Aglialoro, Chief Executive Officer.

2.	BEST EFFORTS

Executive agrees to devote best efforts to his employment with the Company on a full-time basis. He further agrees not to use the facilities, personnel or property of the Company for personal or private business benefit.

3.	ETHICAL CONDUCT

Executive will conduct himself in a professional and ethical manner at all times and will comply with all company policies as well as all State and Federal regulations and laws as they may apply to the services, products and business of the Company.

4.	COMPENSATION

a.	Salary shall be payable in equal installments as per the Company’s payroll policy. Salary shall be considered on an annual basis and may be adjusted based on individual and Company performance, See attached Exhibit A for current salary.

b.	Benefits shall be the standard benefits of the Company as they shall exist from time-to-time.

c.	Will participate in the 2008 Management Incentive Bonus Program eligible for payout in 2009.

5.	NON-DISCLOSURE

Executive acknowledges that employment with the Company requires him to have access to confidential information and material belonging to the Company, including customer lists, contracts, proposals, operating procedures, and trade secrets. Upon termination of employment for any reason, Executive agrees to return to the Company any such confidential information and material in his possession with no copies thereof retained. Executive further agrees, whether during employment with the Company or any time after the termination thereof (regardless of the reason for such termination), he will not disclose nor use in any manner, any confidential or other material relating to the business, operations, or prospects of the Company except as authorized in writing by the Company. The foregoing restrictions shall not apply to any information which is presently public knowledge or which becomes public knowledge through a source or sources other than Executive.

6.	NON-COMPETITION

During employment with the Company and for a period of one year thereafter (regardless of the reason for termination). Executive agrees he will not directly or indirectly, in any way for his own account, as employee, stockholder, partner, or otherwise or for the account of any other person, corporation, or entity:

a.	Engage, within any geographic area in which the Company is then conducting its business, in any business segment in which he has actively participated as an employee of the Company; or

b.	Solicit customers who, during the period of employment, were customers of the Company or were actively solicited as customers of the Company; or

c.	Offer employment to any employee of the Company in any capacity whatsoever, or attempt to induce or cooperate with any other firm in an attempt to induce an employee of the Company to leave the employ of the Company; or

d.	Attempt or cooperate with any other firm in an attempt to induce any independent contractor of the Company to cease providing services to the Company.

7.	INVENTIONS

Executive agrees to promptly disclose to the Company each discovery, improvement, or invention conceived, made, or reduced to practice (whether during working hours or otherwise) during the term of employment. Executive agrees to grant to the Company the entire interest in all of such discoveries, improvements and inventions and to sign all patent/copyright applications or other documents needed to implement the provisions of this paragraph without additional consideration. Executive further agrees that all works of authorship subject to statutory copyright protection developed, jointly or solely, while employed shall be considered a work made for hire and any copyright thereon shall belong to the Company. Any invention, discovery, or improvement conceived, made, or disclosed during the one-year period following the termination of employment with the Company shall be deemed to have been made, conceived, or discovered during employment with the Company.

Executive acknowledges that the only discoveries, improvements, and other inventions made prior to the date hereof which have not been filed in the United States Patent Office are attached as Exhibit B.

8.	NO CURRENT CONFLICT

Executive hereby assures the Company that he is not currently restricted by any existing employment, non-compete agreement or similar agreement that would conflict with the terms of this Agreement.

9.	TERMINATION AND TERMINATION BENEFITS

Executive’s employment hereunder is “at will”, which means that either the Company or the Executive may terminate such employment at any time, with or without cause or good reason.

a.	The Company may terminate other than for “cause” at any time upon written notice to Executive.

b.	The Company may terminate employment for “cause” at any time upon written notice setting forth the nature of such cause, provided, that in the case of clause (1) or (4) below, the failure or default shall not have been fully cured to the reasonable satisfaction of the Company within 30 days after the date such notification is provided. The following, as determined by the Company in its reasonable judgment, shall constitute “cause” for termination:

(1)	Executive’s willful failure to perform or gross negligence in the performance of his duties and responsibilities to the Company.

(2)	Executive’s failure to adequately perform his duties and responsibilities to the Company, which performance deficiencies continue sixty days after the Company shall have provided to the Executive written notice setting forth the nature of the performance deficiencies, all as reasonably determined by the Company.

(3)	Any misconduct by the Executive, which constitutes fraud, embezzlement or material dishonesty with respect to the Company.

(4)	Indictment or conviction of a felony or misdemeanor, provided in the case of a misdemeanor the crime involve any federal, state, or local law (i) applicable to the business of the Company or (ii) involving moral turpitude.

(5)	Any material breach of this Agreement.

c.	Executive may terminate employment at any time, with or without good reason, upon 30 days written notice to the Company. Upon receipt of such notice, the Company may, without penalty, designate an earlier termination date.

d.	If Executive resigns (other than pursuant to subparagraph (f) below) or employment is terminated by the Company for cause, the Company shall have no further obligation to Executive other than for normal salary earned through the date of termination. No severance pay or other benefits or compensation of any kind will be provided.

e.	In the event the Company terminates Executive’s employment other than “for cause” as defined above, the Company shall, as a severance benefit, continue to pay his normal salary until on the first to occur of (1) six months from the date of termination; or (2) the date Executive obtains other employment with comparable or better compensation. In the event Executive obtains other employment which does not have comparable or better compensation, the severance payable to Executive pursuant to this subparagraph (e) shall be reduced by the compensation paid to Executive in such new employment.

f.

In the event there is a “Change of Control” (as hereinafter defined) and neither the Company nor the Buyer offers the Executive a position with comparable compensation, the Executive may choose to resign and receive (in lieu of any other severance or like benefit) the severance provided in this subparagraph (f). The Executive must provide written notice of such election within the thirty-day period following the date of the Change of Control, and such resignation shall be effective on the 60th day following such written notice (unless the Company and the Executive agree to a different effective date). Upon such a resignation, the Company shall continue to pay to the Executive, as severance hereunder, his normal salary until the first to occur of (i) the end of the six months following the cessation of employment or (ii) the date the Executive obtains other employment with comparable or better compensation. In the event the Executive during such six months obtains other employment which does not have comparable or better compensation, the severance payable to the Executive shall be reduced by the compensation paid to the Executive in such new employment.

The term “Change of Control” as utilized herein refers to each of the following events:

(A)	Any change of control of the Company of a nature that would be required to be reported in the Company’s proxy statement under the Securities Exchange Act of 1934, as amended.

(B)	The Company effectuates the sale of all or substantially all of its assets, other than in the ordinary course of business; or

(C)	The Company effectuates a merger, consolidation or like business combination or reorganization, having the same effect as the event described in subsection (A) above.

g.	Regardless of the reason for termination, Executive shall have such rights as may be provided by COBRA and as may be provided pursuant to any retirement plan, which is qualified pursuant to ERISA and in which Executive participates.

10.	MISCELLANEOUS

a.	This Agreement and any disputes arising here from shall be governed by the law of the State of New York.

b.	In the event that any provision of this Agreement is held to be invalid or unenforceable for any reason, including without limitation the geographic or business scope or duration thereof, this Agreement shall be construed as if such provision had been more narrowly drawn so as not to be invalid or unenforceable.

c.	This Agreement supersedes all prior agreements, arrangements and understandings, written or oral, relating to the subject matter.

d.	The failure of either party at any time or times to require performance of any provision hereof shall in no way effect the right at a later time to enforce the same.

CYBEX INTERNATIONAL, INC.

Executive Signature	Cybex International, Inc.

/s/ Galen S. Lemar	/s/ John Aglialoro
Galen S. Lemar President, Cybex Capital Corporation	John Aglialoro, Chief Executive Officer Cybex International

Nov 24, 2008	November 24, 2008
Date	Date

Exhibit A

Executive Name:	Galen S. Lemar

Title:	President of Cybex Capital Corporation/ Sr Vice President of Cybex International

Responsible to:	Arthur Hicks, Chief Operating Officer

Compensation:	$200,000 annually

Effective date:	10-16-2007

Exhibit B